Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2023 Second Quarter Results, Increases Quarterly Dividend and Share Repurchase Authorization, and Provides Updated Fiscal 2023 Guidance
BROOMFIELD, Colo. - March 9, 2023 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2023 ended January 31, 2023 and provided the Company’s ski season-to-date metrics through March 5, 2023.
Highlights
•Net income attributable to Vail Resorts, Inc. was $208.7 million for the second fiscal quarter of 2023 compared to net income attributable to Vail Resorts, Inc. of $223.4 million in the same period in the prior year.
•Resort Reported EBITDA was $394.8 million for the second quarter of fiscal 2023, which included $0.3 million of acquisition and integration related expenses. In the same period in the prior year, Resort Reported EBITDA was $397.9 million, which included $2.6 million of acquisition and integration related expenses.
•Season-to-date total skier visits increased 3.6% and total lift revenue increased 2.5% through March 5, 2023 compared to the fiscal year 2022 season-to-date period through March 6, 2022. Season-to-date ski school revenue was up 27.6% and dining revenue was up 37.2% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was up 21.2% compared to the prior year season-to-date period.
•The Company updated its guidance for fiscal year 2023 and is now expecting net income attributable to Vail Resorts, Inc. to be between $282 million and $328 million and Resort Reported EBITDA to be between $831 million and $859 million.
•The Company’s Board of Directors approved an 8% increase in the quarterly cash dividend to $2.06 per share beginning with the dividend payable on April 11, 2023 to shareholders of record as of March 27, 2023. The Board of

Directors increased the Company’s authorization for share repurchases by 2.5 million shares to approximately 3.5 million shares.
Commenting on the Company’s fiscal 2023 second quarter results, Kirsten Lynch, Chief Executive Officer, said, “Overall we are pleased with the strong guest experience being delivered at our resorts, supported by the investments we made in our resorts and in our employees, which enabled greatly improved staffing levels and employee satisfaction scores, a return to normal operations and strong guest satisfaction scores. Our ancillary businesses, including ski school, dining, and retail/rental, experienced strong growth compared to the prior year period, when staffing shortages constrained capacity of ancillary businesses. We believe these investments in staffing and our commitment to enhancing the guest experience establish a strong foundation for future growth.
“Improved conditions at our Colorado, Utah and Tahoe resorts enabled select early resort openings and drove strong early season local visitation, and the easing of travel restrictions in Canada contributed to a strong rebound in destination visitation at Whistler Blackcomb relative to the prior year period. As discussed in our January metrics release, visitation at our western U.S. resorts was negatively impacted by airline travel disruptions during the peak holiday period, as well as severe weather disruptions at our Tahoe resorts. In Tahoe, significant snowstorms continued to impact resort access and limited our ability to fully open our resorts throughout the remainder of the quarter. Across our 26 Midwest, Mid-Atlantic and Northeast resorts, collectively “Eastern” U.S. resorts, results for the quarter were negatively impacted by abnormal weather conditions, which significantly reduced operating days, terrain availability and activity offerings across the region which impacted demand and increased operating costs, including snowmaking, grooming and related labor costs. In particular, results at our Eastern U.S. resorts were significantly below expectations in the post-holiday period, as conditions did not return to normal after the holidays as was incorporated in our guidance, with January having only 50-60% of lifts and terrain open during the period.
“Compared to the second quarter of fiscal 2022, resort net revenue increased approximately 21% and we achieved record second quarter visitation and resort net revenue as our ancillary lines of business continued to significantly outperform the prior year. The recent significant investment in our employees helped drive increased staffing levels relative to the prior year, enabling our mountain resorts to deliver normal operations of important guest experiences such as our restaurants, lodging, ski and ride school, and rental and retail locations, which helped drive a return of ancillary spending. Dining revenue rebounded strongly from the prior year period, though underperformed expectations for the quarter as guest dining behavior has not fully returned to pre-COVID-19 levels following two years of significant operational restrictions associated with COVID-19. Resort Reported EBITDA decreased approximately 1% from the prior year, as profitability was impacted by the investment in our employee and guest experience, early openings and expanded terrain at our western U.S. resorts, as well as increased operating costs from the abnormal weather conditions at our Eastern U.S. resorts. We achieved normalized staffing levels this season to ensure we are delivering a strong guest experience, and we are pleased with the significant improvement in guest satisfaction scores, which have exceeded pre-COVID-19 levels at our destination resorts.”
Season-to-Date Metrics through March 5, 2023 & Interim Results Commentary
The Company reported certain ski season metrics for the comparative periods from the beginning of the ski season through March 5, 2023, and for the prior year period through March 6, 2022. The reported ski season metrics are for the Company’s North American destination mountain resorts and regional ski areas, including the results of Seven Springs, Hidden Valley and Laurel Mountain (together, the “Seven Springs Resorts”) in both periods and excluding the results of the Australian ski areas and Andermatt-Sedrun in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.
•Season-to-date total skier visits were up 3.6% compared to the prior year season-to-date period.
•Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was up 2.5% compared to the prior year season-to-date period.
•Season-to-date ski school revenue was up 27.6% and dining revenue was up 37.2% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was up 21.2% compared to the prior year season-to-date period.
Commenting on the season-to-date metrics, Lynch said, “Results at our Eastern U.S. resorts continued to be negatively impacted by periods of both unseasonably warm and extreme cold weather, which disrupted operating days, impacted demand, and increased operating costs. Across our Eastern U.S. resorts, over 25% of planned operating days for the 2022/2023 ski season were negatively impacted by extreme weather events, including many days with full or partial resort closures. At our Tahoe resorts, significant snowstorms continued to impact resort access and limited our ability to fully open our resorts. In the Rockies, destination visitation has continued to improve relative to expectations as the season has progressed past the peak holiday period. Whistler Blackcomb continues to see a strong rebound in destination visitation, including international, relative to the prior year driven by the easing of travel restrictions in Canada. Our ancillary businesses continued to see strong growth over the prior year period, driven by increased staffing levels that enabled our mountain resorts to deliver normal operations of important guest experiences such as our restaurants, lodging, ski and ride school, and rental and retail locations, which helped drive a return of ancillary spending.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2023, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•Total lift revenue increased $71.0 million, or 13.6%, compared to the same period in the prior year, to $592.6 million for the three months ended January 31, 2023, primarily due to an increase in pass product revenue, as well as an increase in non-pass lift ticket revenue. Pass product revenue, although primarily collected prior to the ski season, is recognized in the Consolidated Condensed Statements of Operations throughout the ski season on a straight-line basis using the estimated skiable days of the season to date relative to the total estimated skiable days of the season. Pass product revenue increased 16.8%, which was primarily driven by the prior year negative impact of delayed Resort openings due to challenging early season conditions for the 2021/2022 North American ski season and early Resort openings for the current 2022/2023 North American ski season. This variability in Resort opening dates resulted in a pass revenue increase of approximately $40 million for the three months ended January 31, 2023 compared to the three months ended January 31, 2022. This is a timing difference that will largely reverse during our third fiscal quarter. Pass product revenue also increased as a result of an increase in pass product sales for the 2022/2023 North American ski season. Non-pass lift ticket revenue increased 6.8%.
•Ski school revenue increased $31.4 million, or 34.1%, dining revenue increased $31.8 million, or 58.8%, and retail/rental revenue increased $33.1 million, or 26.1%, each primarily driven by increased skier visitation as well as the greater impact of COVID-19 and related limitations and restrictions in the prior year, including staffing challenges which limited our ability to operate at full capacity.
•Operating expense increased $167.9 million, or 37.6%, which was primarily attributable to investments in employee wages and salaries and increased headcount to support more normalized staffing and operations at our resorts, as well as increased variable expenses associated with increased revenue and the impact of inflation and incremental expenses associated with Andermatt-Sedrun and the Seven Springs Resorts.
•Mountain Reported EBITDA increased $10.4 million, or 2.7%, for the second quarter compared to the same period in the prior year, which includes $5.7 million of stock based compensation expense for the three months ended January 31, 2023 compared to $5.4 million in the same period in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2023 increased $5.5 million, or 7.8%, as compared to the same period in the prior year, primarily due to incremental revenue from the Seven Springs Resorts and increases in ancillary revenue.
•Operating expense (excluding payroll cost reimbursements) increased $18.9 million, or 31.1%, which was primarily attributable to investments in employee wages and salaries and increased headcount to support more normalized staffing and operations at our lodging properties, as well as increased variable expenses associated with increased revenue, the impact of inflation and incremental costs from the Seven Springs Resorts.
•Lodging Reported EBITDA for the three months ended January 31, 2023 decreased $13.4 million, or 143.3%, for the second quarter compared to the same period in the prior year, which includes $1.1 million of stock-based compensation expense for the three months ended January 31, 2023 compared to $1.0 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue increased $187.7 million, or 20.7%, compared to the same period in the prior year, to $1,094.0 million for the three months ended January 31, 2023.
•Resort Reported EBITDA was $394.8 million for the three months ended January 31, 2023, a decrease of $3.1 million, or 0.8%, compared to the same period in the prior year.
Total Performance
•Total net revenue increased $195.2 million, or 21.5%, to $1,101.7 million for the three months ended January 31, 2023 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $208.7 million, or $5.16 per diluted share, for the second quarter of fiscal 2023 compared to the net income attributable to Vail Resorts, Inc. of $223.4 million, or $5.47 per diluted share, in the second quarter of the prior year.
Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong. Our total cash and revolver availability as of January 31, 2023 was approximately $1.9 billion, with $1.3 billion of cash on hand, $415 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $212 million of revolver availability under the Whistler Credit Agreement. As of January 31, 2023, our Net Debt was 1.9 times trailing twelve months Total Reported EBITDA. We remain confident in the strong free cash flow generation and stability of the underlying business model. Given these dynamics, we are pleased to announce that our Board of Directors declared a quarterly cash dividend on Vail Resorts’ common stock of $2.06 per share, representing an 8% increase in our quarterly dividend. The dividend will be payable on April 11, 2023 to shareholders of record as of March 27, 2023. Additionally, our Board of Directors has increased our authorization for share repurchases by 2.5 million shares to approximately 3.5 million shares, and we intend to be aggressive in returning capital to shareholders while always focusing on the long-term value of our shares. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high-return capacity expanding capital projects, strategic acquisition opportunities and returning capital to our shareholders through our quarterly dividend and share repurchase programs.”

Capital Investments
Regarding calendar year 2023 capital expenditures, Lynch said, "We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts, including consistently increasing capacity through lift, terrain and food and beverage expansion projects. As previously announced, the Company expects to invest approximately $180 million to $185 million, excluding one-time investments related to integration activities, deferred capital associated with the Keystone and Park City projects, $5 million of reimbursable investments associated with insurance recoveries, and $10 million of growth capital investments at Andermatt-Sedrun.
“At Keystone, we received U.S. Forest Service approvals and plan to complete the transformational lift-served terrain expansion project in Bergman Bowl, increasing lift-served terrain by 555 acres with the addition of a new six-person high speed lift. At Breckenridge, we plan to upgrade the Peak 8 base area to enhance the beginner and children’s experience and increase uphill capacity from this popular base area. The investment plan includes a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift as well as significant improvements, including new teaching terrain and a transport carpet from the base, to make the beginner experience more accessible. At Stevens Pass, we are planning to replace the two-person fixed-grip Kehr’s Chair lift with a new four-person lift, which is designed to improve out-of-base capacity and guest experience. At Attitash, we plan to replace the three-person fixed-grip Summit Triple lift with a new four-person high speed lift to increase uphill capacity and reduce guests’ time on the longest lift at the resort. These lift projects are subject to regulatory approvals and are currently planned to be completed in time for the 2023/2024 North American winter season. Additionally, the Company plans to expand parking by more than 500 spaces across Heavenly, Mount Sunapee, Liberty and Roundtop to improve the guest experience.
“At Whistler Blackcomb, subject to final permitting, we plan to replace the four-person high speed Fitzsimmons lift with a new eight-person high speed lift in calendar year 2023. We now plan to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift in calendar year 2024, given Doppelmayr Canada has informed Vail Resorts that they cannot install both lifts this summer due to their labor and resource constraints. The Company is planning to accelerate certain investments in our gear rental business to enhance the experience for guests into calendar year 2023, which will offset the deferred costs related to the Jersey Cream lift installation.
“The Company is planning to introduce new technology for the 2023/2024 ski season at its U.S. resorts that will allow guests to store their pass product or lift ticket directly on their phone and scan at lifts hands-free, eliminating the need for carrying plastic cards, visiting the ticket window or waiting to receive a pass or lift ticket in the mail. Once loaded on their phones, guests can store their phone in their pocket, and get scanned hands free in the lift line using Bluetooth® Low Energy technology. In addition to the significant enhancement of the guest experience, this technology will also ultimately reduce waste of printing plastic cards for pass products and lift tickets, and RFID chips, as a part of the Company’s Commitment to Zero. For the first year of launch, to ensure a smooth transition, the Company will provide plastic cards to all guests, and in future years plastic cards will be available to any guests who cannot or do not want to use their phone to store their pass product or lift ticket. We are also excited to announce the launch of our new My Epic app, which will accompany our Mobile Pass technology and will include interactive trail maps, real-time and predictive lift line wait times, personalized stats, and other relevant information to support the guest experience. The Company is also investing in network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion.
“In addition to these investments, we are planning to invest approximately $10 million at Andermatt-Sedrun in high-impact growth capital projects as an initial step in a multi-year strategic growth investment plan to enhance the guest experience on the mountain, which will be funded by the CHF 110 million capital that was invested as part of the purchase of our majority stake in Andermatt-Sedrun. As part of the calendar year 2023 investments, we are planning to upgrade and expand Sedrun’s snowmaking to enhance the guest experience. In addition, we plan to enhance the on-mountain dining experience with renovations to the Milez and Natschen restaurants and replacement of the Valtgeva restaurant. These investments are expected to be completed ahead of the 2023/2024 European ski season and remain subject to regulatory approvals.
“Including $1 million of one-time investments related to integration activities, $10 million of deferred capital associated with the Keystone and Park City projects, $5 million of reimbursable investments associated with insurance recoveries, and $10 million of growth capital investments at Andermatt-Sedrun, our total capital plan for calendar year 2023 is expected to be approximately $206 million to $211 million.”
Pass Sales Launch
Commenting on the launch of season pass sales for the 2023/2024 North American ski season, Lynch said, “We are excited to launch pass sales for the 2023/2024 season with a wide range of advance commitment products including our Epic Day Pass, which provides 1 to 7 days of access at our owned and operated resorts, and our unlimited Epic Pass products, which can provide unlimited access to 41 resorts every day of the season and access to additional partner resorts, with no reservations required at any resort except Telluride. For the 2023/2024 European ski season, we are excited to add Disentis as a long-term partner resort, providing pass holders access to the largest ski area in the heart of Switzerland spanning across Andermatt-Sedrun and Disentis. We are pleased to welcome our pass holders back to the program as we roll out new technology and infrastructure upgrades next season, and look forward to welcoming more guests to the benefits of our advance commitment program. On average, our pass prices have increased 8% over the prior season’s launch price and continue to represent strong value to our guests.”

Outlook
Commenting on fiscal 2023 guidance, Lynch said, “While we continue to expect strong demand from destination guests at our western North American resorts for the remainder of the season, we are lowering our guidance for fiscal 2023, primarily due to the significant weather disruptions at our Eastern U.S. resorts throughout the season-to-date period, as well as continued significant snowstorm disruptions at our Tahoe resorts. For fiscal 2023, we expect contribution margin from our 26 Eastern U.S. resorts, excluding an allocated portion of pass product revenue, to underperform initial expectations provided in September 2022 by approximately $43 million, with the majority of the underperformance occurring after the peak holiday period. The weather disruptions in the East and in Tahoe impacted both operating days and visitation and drove increased operating costs. Our Eastern U.S. resorts have a significantly lower proportion of skier visits in advance commitment products relative to our western destination mountain resorts, and the financial results this year further strengthen our resolve to continue to drive guests into an advance commitment product, particularly in our northeast markets. While we are disappointed to be lowering guidance for the fiscal year, we know that the financial impact to the Company of weather and travel disruptions was greatly mitigated by our advance commitment products, which provide an incredible value to the consumer and much greater stability to our Company and our communities.
“We now expect net income attributable to Vail Resorts, Inc. for fiscal 2023 to be between $282 million and $328 million, and Resort Reported EBITDA for fiscal 2023 to be between $831 million and $859 million. We estimate Resort EBITDA Margin for fiscal 2023 to be approximately 29.4%, using the midpoint of the guidance range. The updated outlook for fiscal year 2023 assumes a continuation of the current economic environment, normal weather conditions, and no material impacts associated with COVID-19 for the remainder of the 2022/2023 North American and European ski season or the 2023 Australian ski season. It is important to note that there continues to be uncertainty around the economic outlook and the impact that may have on travel and consumer behavior. The guidance assumes an exchange rate of $0.73 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.66 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.06 between the Swiss Franc and U.S. dollar related to the operations of Andermatt-Sedrun in Switzerland. Relative to our original September 2022 guidance, we estimate the movements in exchange rates will result in a fiscal 2023 guidance impact of approximately negative $6 million for Resort Reported EBITDA.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2023, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc.

	Fiscal 2023 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2023 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$282,000	$328,000
Net income attributable to noncontrolling interests	23,000	17,000
Net income	305,000	345,000
Provision for income taxes (1)	101,000	115,000
Income before income taxes	406,000	460,000
Depreciation and amortization	272,000	264,000
Interest expense, net	153,000	147,000
Other (2)	(3,000)	(11,000)
Total Reported EBITDA	$828,000	$860,000

Mountain Reported EBITDA (3)	$820,000	$846,000
Lodging Reported EBITDA (4)	10,000	14,000
Resort Reported EBITDA (5)	831,000	859,000
Real Estate Reported EBITDA	(3,000)	1,000
Total Reported EBITDA	$828,000	$860,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.73 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.66 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.06 between the Swiss Franc and U.S. dollar, related to the operations of Andermatt-Sedrun in Switzerland.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 343-5172 (U.S. and Canada) or +1 (203) 518-9848 (international). The conference ID is MTNQ223. A replay of the conference call will be available two hours following the conclusion of the conference call through March 16, 2023, at 8:00 p.m. eastern time. To access the replay, dial (800) 934-2730 (U.S. and Canada) or +1 (402) 220-1141 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2023 performance (including the assumptions related thereto), including our expected Resort Reported EBITDA and expected net income; our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations; expectations related to our season pass sales and products; our expectations related to customer demand and lift ticket sales for the remainder of the 2022/2023 North American ski season; our expectations regarding our ancillary lines of business; the payment of dividends; our calendar year 2023 and calendar year 2024 capital plans and expectations related thereto, including timing and our ability to obtain any required regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; the COVID-19 pandemic, and its impact on the travel and leisure industry generally, and our financial condition and operations; unfavorable weather conditions or the impact of natural disasters; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences or willingness to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including the Seven Springs Resorts; risks associated with international operations; risks associated with the effects of high or prolonged inflation; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, which was filed on September 28, 2022.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Net revenue:
Mountain and Lodging services and other	$901,837	$770,300	$1,112,223	$892,160
Mountain and Lodging retail and dining	192,182	136,055	261,130	189,456
Resort net revenue	1,094,019	906,355	1,373,353	1,081,616
Real Estate	7,699	180	7,812	495
Total net revenue	1,101,718	906,535	1,381,165	1,082,111
Segment operating expense:
Mountain and Lodging operating expense	507,216	364,336	749,502	548,061
Mountain and Lodging retail and dining cost of products sold	75,431	53,715	110,516	77,944
General and administrative	116,616	91,261	215,415	168,495
Resort operating expense	699,263	509,312	1,075,433	794,500
Real Estate operating expense	6,310	1,511	7,692	2,981
Total segment operating expense	705,573	510,823	1,083,125	797,481
Other operating (expense) income:
Depreciation and amortization	(65,989)	(62,070)	(130,603)	(123,559)
Gain on sale of real property	757	931	757	962
Change in estimated fair value of contingent consideration	(1,100)	(16,780)	(1,736)	(18,780)
(Loss) gain on disposal of fixed assets and other, net	(1,780)	7,347	(1,786)	16,214
Income from operations	328,033	325,140	164,672	159,467
Mountain equity investment income, net	42	818	388	2,332
Investment income and other, net	7,108	257	9,994	756
Foreign currency gain (loss) on intercompany loans	2,338	(2,870)	(3,797)	(2,039)
Interest expense, net	(38,370)	(37,366)	(73,672)	(76,911)
Income before (provision for) benefit from income taxes	299,151	285,979	97,585	83,605
(Provision for) benefit from income taxes	(79,032)	(52,049)	(21,026)	7,804
Net income	220,119	233,930	76,559	91,409
Net income attributable to noncontrolling interests	(11,440)	(10,539)	(4,851)	(7,350)
Net income attributable to Vail Resorts, Inc.	$208,679	$223,391	$71,708	$84,059
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.17	$5.51	$1.78	$2.08
Diluted net income per share attributable to Vail Resorts, Inc.	$5.16	$5.47	$1.77	$2.06
Cash dividends declared per share	$1.91	$0.88	$3.82	$1.76
Weighted average shares outstanding:
Basic	40,327	40,538	40,313	40,493
Diluted	40,434	40,820	40,408	40,837

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Other Data:
Mountain Reported EBITDA	$398,851	$388,493	$306,718	$277,529
Lodging Reported EBITDA	(4,053)	9,368	(8,410)	11,919
Resort Reported EBITDA	394,798	397,861	298,308	289,448
Real Estate Reported EBITDA	2,146	(400)	877	(1,524)
Total Reported EBITDA	$396,944	$397,461	$299,185	$287,924
Mountain stock-based compensation	$5,732	$5,415	$11,079	$10,783
Lodging stock-based compensation	1,060	982	2,010	1,977
Resort stock-based compensation	6,792	6,397	13,089	12,760
Real Estate stock-based compensation	52	82	100	144
Total stock-based compensation	$6,844	$6,479	$13,189	$12,904

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price “ETP”)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2023	2022	(Decrease)	2023	2022	(Decrease)
Net Mountain revenue:
Lift	$592,603	$521,582	13.6%	$652,143	$535,911	21.7%
Ski school	123,451	92,072	34.1%	132,378	93,545	41.5%
Dining	85,828	54,049	58.8%	105,270	66,569	58.1%
Retail/rental	159,932	126,831	26.1%	200,276	155,207	29.0%
Other	51,628	39,841	29.6%	125,092	92,443	35.3%
Total Mountain net revenue	1,013,442	834,375	21.5%	1,215,159	943,675	28.8%
Mountain operating expense:
Labor and labor-related benefits	277,537	178,692	55.3%	385,582	259,119	48.8%
Retail cost of sales	48,197	36,288	32.8%	68,938	50,911	35.4%
Resort related fees	43,550	36,885	18.1%	47,181	39,993	18.0%
General and administrative	97,365	77,525	25.6%	180,654	142,262	27.0%
Other	147,984	117,310	26.1%	226,474	176,193	28.5%
Total Mountain operating expense	614,633	446,700	37.6%	908,829	668,478	36.0%
Mountain equity investment income, net	42	818	(94.9)%	388	2,332	(83.4)%
Mountain Reported EBITDA	$398,851	$388,493	2.7%	$306,718	$277,529	10.5%

Total skier visits	8,308	7,360	12.9%	9,301	7,576	22.8%
ETP	$71.33	$70.87	0.6%	$70.12	$70.74	(0.9)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2023	2021	(Decrease)	2023	2022	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,479	$13,584	(0.8)%	$37,044	$35,067	5.6%
Managed condominium rooms	31,336	33,125	(5.4)%	44,195	46,209	(4.4)%
Dining	13,184	8,375	57.4%	30,013	18,650	60.9%
Transportation	5,888	5,766	2.1%	7,348	7,559	(2.8)%
Golf	—	—	nm	5,939	5,118	16.0%
Other	11,700	9,269	26.2%	24,988	21,736	15.0%
	75,587	70,119	7.8%	149,527	134,339	11.3%
Payroll cost reimbursements	4,990	1,861	168.1%	8,667	3,602	140.6%
Total Lodging net revenue	80,577	71,980	11.9%	158,194	137,941	14.7%
Lodging operating expense:
Labor and labor-related benefits	39,497	30,089	31.3%	76,412	57,738	32.3%
General and administrative	19,251	13,736	40.1%	34,761	26,233	32.5%
Other	20,892	16,926	23.4%	46,764	38,449	21.6%
	79,640	60,751	31.1%	157,937	122,420	29.0%
Reimbursed payroll costs	4,990	1,861	168.1%	8,667	3,602	140.6%
Total Lodging operating expense	84,630	62,612	35.2%	166,604	126,022	32.2%
Lodging Reported EBITDA	$(4,053)	$9,368	(143.3)%	$(8,410)	$11,919	(170.6)%

Owned hotel statistics:
ADR	$337.16	$338.39	(0.4)%	$297.69	$296.18	0.5%
RevPAR	$145.48	$161.00	(9.6)%	$151.19	$164.96	(8.3)%
Managed condominium statistics:
ADR	$514.29	$501.70	2.5%	$405.00	$371.67	9.0%
RevPAR	$171.81	$165.86	3.6%	$112.21	$101.49	10.6%
Owned hotel and managed condominium statistics (combined):
ADR	$469.72	$463.26	1.4%	$365.05	$353.76	3.2%
RevPAR	$166.37	$165.46	0.5%	$121.74	$121.13	0.5%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2023	2022
Real estate held for sale and investment	$90,354	$95,331
Total Vail Resorts, Inc. stockholders’ equity	$1,462,578	$1,565,542
Long-term debt, net	$2,789,827	$2,695,589
Long-term debt due within one year	69,582	63,746
Total debt	2,859,409	2,759,335
Less: cash and cash equivalents	1,295,252	1,407,019
Net debt	$1,564,157	$1,352,316

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2023 and 2022.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Net income attributable to Vail Resorts, Inc.	$208,679	$223,391	$71,708	$84,059
Net income attributable to noncontrolling interests	11,440	10,539	4,851	7,350
Net income	220,119	233,930	76,559	91,409
Provision for (benefit from) income taxes	79,032	52,049	21,026	(7,804)
Income before provision for (benefit from) income taxes	299,151	285,979	97,585	83,605
Depreciation and amortization	65,989	62,070	130,603	123,559
Loss (gain) on disposal of fixed assets and other, net	1,780	(7,347)	1,786	(16,214)
Change in fair value of contingent consideration	1,100	16,780	1,736	18,780
Investment income and other, net	(7,108)	(257)	(9,994)	(756)
Foreign currency (gain) loss on intercompany loans	(2,338)	2,870	3,797	2,039
Interest expense, net	38,370	37,366	73,672	76,911
Total Reported EBITDA	$396,944	$397,461	$299,185	$287,924

Mountain Reported EBITDA	$398,851	$388,493	$306,718	$277,529
Lodging Reported EBITDA	(4,053)	9,368	(8,410)	11,919
Resort Reported EBITDA*	394,798	397,861	298,308	289,448
Real Estate Reported EBITDA	2,146	(400)	877	(1,524)
Total Reported EBITDA	$396,944	$397,461	$299,185	$287,924

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2023.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2023
Net income attributable to Vail Resorts, Inc.	$335,572
Net income attributable to noncontrolling interests	17,915
Net income	353,487
Provision for income taxes	117,654
Income before provision for income taxes	471,141
Depreciation and amortization	259,435
Gain on disposal of fixed assets and other, net	(25,992)
Change in fair value of contingent consideration	3,236
Investment income and other, net	(12,956)
Foreign currency loss on intercompany loans	4,440
Interest expense, net	144,944
Total Reported EBITDA	$844,248

Mountain Reported EBITDA	$840,356
Lodging Reported EBITDA	5,418
Resort Reported EBITDA*	845,774
Real Estate Reported EBITDA	(1,526)
Total Reported EBITDA	$844,248

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2023.

(In thousands) (Unaudited)
As of January 31, 2023
Long-term debt, net	$2,789,827
Long-term debt due within one year	69,582
Total debt	2,859,409
Less: cash and cash equivalents	1,295,252
Net debt	$1,564,157
Net debt to Total Reported EBITDA	1.9x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2023 and 2022.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Real Estate Reported EBITDA	$2,146	$(400)	$877	$(1,524)
Non-cash Real Estate cost of sales	5,138	—	5,138	227
Non-cash Real Estate stock-based compensation	52	82	100	144
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	150	451	104	888
Net Real Estate Cash Flow	$7,486	$133	$6,219	$(265)

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2023 guidance.

(In thousands) (Unaudited)
Fiscal 2023 Guidance (2)
Resort net revenue (1)	2,875,000
Resort Reported EBITDA (1)	845,000
Resort EBITDA margin (1)	29.4%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance